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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                      ------------------
                                                                       2001        2000
                                                                      ------      ------
Weighted average number of shares of Common stock
  outstanding..................................................       29,233      37,781
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented......          --        1,282
                                                                      ------      ------

Weighted average shares outstanding............................       29,233      39,063
                                                                      ======      ======

Net income (loss)..............................................       (3,003)      5,011
                                                                      ======      ======

Net income (loss) per common share.............................        (0.11)       0.13
                                                                      ======      ======